UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

YARDVILLE NATIONAL BANCORP

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐ Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

FOR IMMEDIATE RELEASE

ISS RECOMMENDS THAT YNB SHAREHOLDERS VOTE “FOR”

YNB’S DIRECTOR NOMINEES

ISS SAYS ELECTION OF DISSIDENT GROUP NOMINEES NOT WARRANTED

HAMILTON, N.J., April 21, 2006 -- Yardville National Bancorp (Nasdaq: YANB) today announced that Institutional Shareholder Services (ISS) has recommended that YNB shareholders vote FOR the Company’s director nominees – Samuel D. Marrazzo, Louis R. Matlack, and George D. Muller – at YNB’s May 3, 2006 Annual Meeting of Shareholders.

ISS is a leading independent U.S. proxy advisory firm and its voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries throughout the country. To follow ISS's recommendation, YNB shareholders should vote FOR the Company’s director nominees on the Company's “BLUE PROXY” card today.

In recommending that YNB shareholders vote FOR the three YNB directors over a slate presented by a dissident shareholder group led by Larry Seidman, ISS stated that:

“The company’s performance is strong and management’s plan appears to be working. Management has taken the necessary steps to address the OCC concerns and periodically evaluate strategic alternatives. In reviewing the dissident slate and its plan if elected, there is no strong evidence to suggest that the election of the dissident nominees is warranted at this time.”*

Commenting on the Company’s performance, ISS noted that:

“The company has experienced robust organic growth over the last ten years as evidenced by strong compound annual growth of 22 percent in assets, 29 percent in commercial loans, and 20 percent in deposits.”*

Regarding the Company’s corporate governance, ISS observed that:

“Overall, the company has a good governance profile underscored by a substantial majority of independent directors, fully independent key board committees, and no poison pill.”*

Furthermore, ISS noted that:

“The current board already has the relevant experience to carry out management’s plan and has shown that the plan is working.”*

*Permission to use quotations from the ISS report was neither sought nor obtained.

Patrick M. Ryan, YNB’s Chief Executive Officer, said, “We are very pleased that ISS recognizes YNB’s strong track record of growth and value creation and has recommended that shareholders vote for YNB’s director nominees. Like ISS, we believe there is not a benefit to shareholders in electing the dissident group’s nominees. We believe our Board and management team are best-suited to continue executing our strategic plan and enhancing long-term shareholder value and we look forward to moving beyond this costly and counterproductive proxy contest and to continuing the progress we have made to build a stronger future for YNB and all of our shareholders.”

YNB’s shareholders are reminded that their vote is extremely important, no matter how many or how few shares they own. If shares are held with a broker, shareholders may be able to vote their shares by telephone or by the Internet. If this option is available, shareholders may simply follow the instructions on the Company’s “BLUE PROXY” card to assure a vote for YNB’s incumbent directors. Shareholders are advised that if they have any questions or need any assistance in voting their shares, they should contact YNB’s proxy solicitor, Georgeson Shareholder, toll-free, at 1-800-509-1393.

About Yardville National Bancorp

With $2.96 billion in assets at March 31, 2006, YNB serves individuals and small to mid-sized businesses in the dynamic New York City-Philadelphia corridor through a network of 28 branches in Mercer, Hunterdon, Somerset, Middlesex, Burlington, and Ocean counties in New Jersey and Bucks County in Pennsylvania. Headquartered in Mercer County, YNB emphasizes commercial lending and offers a broad range of lending, deposit and other financial products and services. The Common Stock of YNB, of which there are approximately 10.9 million shares outstanding, is traded on the NASDAQ National Market under the symbol "YANB." For more information on YNB, please visit our web site at www.ynb.com.

Forward Looking Statements

This release may contain forward-looking statements concerning the financial condition, results of operations, and business of YNB. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and therefore you should not place undue reliance on any forward-looking statements we make. We may not update any forward-looking statements we make today for future events or developments. Information about risks and uncertainties are described in our filings with the Securities and Exchange Commission, which are available on our website or from our Investor Relations department.

Solicitation

YNB has filed a definitive proxy statement with the SEC.  The proxy statement was first mailed or delivered to YNB shareholders on or about March 31, 2006.  YNB SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION.  Shareholders may obtain a free copy of the proxy statement and other material (as available) and any other documents that may be filed with the SEC by YNB in connection with the Annual Meeting through the SEC’s web site at www.sec.gov, or by directing a request to: Yardville National Bancorp at 2465 Kuser Road, Hamilton, NJ 08690, Attention: Daniel J. O'Donnell, Esq., Chief Legal Officer.

YNB, its executive officers and directors may be deemed to be participants in a solicitation of proxies for YNB's 2006 Annual Meeting of Shareholders.  Information regarding these participants and their interests is contained in YNB's definitive proxy statement filed with the SEC on March 31, 2006.

Contacts:

At YNB:

Megan Butcher, (609) 631-6234

Sandra Sosinski (609) 631-6106

At Joele Frank, Wilkinson Brimmer Katcher:

Matthew Sherman / Jeremy Jacobs, (212) 355-4449

At Georgeson Shareholder:

Tom Cronin, (212) 440-9921

###